UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2004

Open Text Corporation

(Exact name of registrant as specified in its charter)

Ontario	0-27544	98-0154400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185, Columbia Street West, Waterbo, Ontario, Canada,	N2L5Z5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (519) 888-7111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2004, Open Text Corporation (the “Company”) announced that its wholly-owned subsidiary, 2016091 Ontario Inc. (“2016091 Ontario”), entered into a domination and profit transfer agreement (the “Domination Agreement”) with IXOS Software AG (“IXOS”). A copy of the Domination Agreement is filed as Exhibit 10.1 to this Report on Form 8-K.

On February, 19 2004, Open Text Corporation closed a tender offer, pursuant to which, 2016091 Ontario acquired approximately 88% of the share capital and voting rights of IXOS. As at December 1, 2004 2016091 Ontario owned approximately 90% of the share capital and voting rights of IXOS.

Under the terms of the Domination Agreement, 2016091 Ontario will acquire authority for the management of IXOS and will offer to purchase 2.2 million common shares of IXOS which represents all outstanding common shares of IXOS that it does not already hold for a cash purchase price of Euro 9.38 per share. Pursuant to the agreement, 2016091 Ontario will also guarantee a payment by IXOS to the other shareholders of IXOS of annual compensation of Euro 0.42 per share. The Company will provide 2016091 Ontario with sufficient funds to perform its obligations under the Domination Agreement.

The Domination Agreement is subject to the approval of the shareholders of IXOS and will not be effective until such approval is received and the necessary registration under German laws is completed. The Management and Supervisory Boards of IXOS will call a meeting of shareholders of IXOS to be held on January 14, 2005 to obtain such approval.

Exhibit No.	Description
10.1	Domination and Profit Transfer Agreement as well as Declaration of Comfort between IXOS Software AG and 2016091 Ontario Inc., and Open Text Corporation dated December 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

December 6, 2004	By:	/s/ P. Thomas Jenkins
P. Thomas Jenkins
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Domination and Profit Transfer Agreement as well as Declaration of Comfort between IXOS Software AG and 201 6091 Ontario Inc., and Open Text Corporation dated December 1, 2004.